Exhibit 10.7

INDEFEASIBLE ASSIGNMENT

OF MINIMUM ROYALTIES UNDER COAL LEASES

THIS INDEFEASIBLE ASSIGNMENT OF MINIMUM ROYALTIES UNDER COAL LEASES (“Assignment”) is made and entered into as of the 30th day of August, 2016 (“Effective Date”) by and between Colt LLC (“Assignor”) and Murray American Coal, Inc. (“Assignee”). Each of Assignor and Assignee are sometimes referred to individually herein as a “Party” and together as the “Parties”.

RECITALS

WHEREAS, Assignor has leased out certain undeveloped coal reserves pursuant to the terms of certain coal mining leases identified on Exhibit A hereof, as such coal mining leases are amended from time to time (“Leases”);

WHEREAS, Assignor and Assignee entered into that certain Management and Coal Development Agreement dated April 16, 2015 (“MCDA”) pursuant to which Assignee provided Assignor with certain services in respect of the Leases in exchange for an annual Per-Lease Payment (as defined in the MCDA); and

WHEREAS, Assignor desires to indefeasibly assign to Assignee the right to receive the Minimum Royalty payments (as such term is defined in each Lease) due to Assignor from the lessees under the Leases, if any, during the remainder of the term of the MCDA, and Assignee desires to accept such assignment, pursuant to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, and intending to be legally bound, the Parties agree as follows:

AGREEMENT

1. Assignor hereby irrevocably and indefeasibly assigns, transfers, conveys, grants and signs over unto Assignee as of the Effective Date of this Assignment all of Assignor’s right, title and interest in and to all Minimum Royalty payments due under each of the Leases during the period beginning on the Effective Date of this Assignment and ending, with respect to each applicable Lease, upon the expiration of the Primary Term (as defined in each Lease) for such Lease (the “Payment Period”). For the avoidance of doubt, this Assignment does not assign to Assignee any right to receive the Minimum Royalty payments, if any, which may become due under any of the Leases after the expiration of the applicable Primary Term even if any of the Leases should be extended beyond its Primary Term.

2. Assignor shall direct each lessee under the Leases to pay all Minimum Royalty payments due under the Leases during the Payment Period directly to Assignee, and each lessee acknowledges and agrees by its execution of the acknowledgements below to this Assignment (the “Acknowledgments”) that all such payments shall be made directly to Assignee, as and when required to be paid pursuant to the Leases to such account or accounts as Assignee may direct payment be made from time to time. The Assignor agrees and pursuant to the Acknowledgements each lessee acknowledges and agrees that Assignee may enforce the rights to receive Minimum Royalty payments under the Leases directly against the lessees thereunder and take any action under law or equity to so enforce such rights against such lessees, including without limitation the giving of notices related thereto under the Leases. Except as provided in the following sentence, Assignee shall look solely to the lessees under the Leases for the Minimum Royalty payments under the Leases. In no event shall Assignor be liable to Assignee in any way whatsoever for the Minimum Royalty payments due under the Leases except in the event that any such Minimum Royalty payments payable with respect to the Payment Period are made to Assignor, in which case Assignor shall hold such payments in trust for the benefit of Assignee and will promptly forward any such payment to Assignee.

3. This Assignment is not intended to, and shall not, grant to Assignee any rights or obligations in respect of the Leases other than the right to receive the Minimum Royalty payments pursuant to the terms of the Leases and this Assignment and the right to enforce such rights in accordance with the terms of the Leases and this Assignment. Assignor agrees and pursuant to the Acknowledgements each lessee acknowledges and agrees that during the Payment Period, neither Assignor nor any lessee shall cause, permit or consent to any amendment to any of the Leases which would reduce the amount of, or amend, modify or alter any terms related to the payment or amount of Minimum Royalty payments or otherwise interfere with Assignee’s rights to receive the Minimum Royalty payments pursuant to this Assignment without the prior written consent of Assignee.

4. On the Effective Date of this Assignment, Assignor will pay to the Assignee the amount of Eight Million Dollars ($8,000,000), which amount represents the total remaining Per-Lease Payments due from Assignor to Assignee under the MCDA through December 31, 2016.

5. In consideration for this Assignment and the payment set forth in the preceding paragraph, Assignee hereby forever releases and discharges Assignor from any obligations or liability to make the Per-Lease Payments. Except as set forth in the immediately preceding sentence, Assignor shall continue to have the rights and obligations set forth in the MCDA.

6. For the remainder of the term of the MCDA, Assignee shall continue to perform the services Assignee is obligated to perform under the MCDA in any calendar year in which such services must be performed thereunder; provided, that Assignee receives payment of the Minimum Royalty payments for such calendar year pursuant to the terms of the Leases and this Assignment.

7. All capitalized terms not otherwise defined in this Assignment shall have the meaning given to those terms in the MCDA. The Recitals (the “WHEREAS clauses”) to this Assignment are a part of this Assignment and are incorporated herein by reference.

8. This Assignment may be executed in one or more counterparts and delivered by telecopy, facsimile or in portable document format (PDF) by electronic mail, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

9. Each Party hereto agrees to execute and deliver to the other Party, and, to the extent it is within such Party’s power to do so, to cause any third party, including the lessees, to execute and deliver to the other Party, all such other and additional instruments and do all such further acts and things as may be necessary or appropriate to more fully vest in and assure to the other Party all of the rights, remedies, powers and privileges herein granted.

10. Any notices or other communications hereunder shall be provided by a Party to the other Party pursuant to the terms of Section 4.4 of the MCDA as if fully set forth herein applied mutatis mutandis.

11. This Assignment may be amended or modified only by an agreement in writing signed by each of the Parties hereto and expressly identified as an amendment or modification.

12. This Assignment shall be subject to the governing law and venue set forth in Section 4.7 of the MCDA as if fully set forth herein applied mutatis mutandis.

[Signatures on Following Page]

WHEREFORE, Assignor and Assignee have executed this Assignment effective as of the Effective Date first set forth above

COLT LLC,
Assignor

By:	/s/ Paul Vining
	Name:	Paul Vining
	Title:	Authorized Person

MURRAY AMERICAN COAL, INC.,
Assignee

By:	/s/ Robert D. Moore
	Name:	Robert D. Moore
	Title:	President

ACKNOWLEDGED AND AGREED BY EACH
OF THE UNDERSIGNED AS OF THE
EFFECTIVE DATE SET FORTH ABOVE

HILLSBORO ENERGY LLC

By:	/s/ Robert D. Moore
Name:	Robert D. Moore
Title:	President & Chief Executive Officer

MACOUPIN ENERGY LLC,

By:	/s/ Robert D. Moore
Name:	Robert D. Moore
Title:	President & Chief Executive Officer

WILLIAMSON ENERGY, LLC

By:	/s/ Robert D. Moore
Name:	Robert D. Moore
Title:	President & Chief Executive Officer

[COLT Assignment]

EXHIBIT A

LEASES

•	Coal Mining Lease (for “Reserve 1” and “Reserve 3”) dated August 12, 2010, between Colt LLC and Hillsboro Energy LLC, as lessee, as amended

•	Coal Mining Lease (for “Reserve 2”) dated August 12, 2010, between Colt LLC and Hillsboro Energy LLC, as lessee, as amended

•	Coal Mining Lease and Sublease (Macoupin North Mine Assignment) dated August 12, 2010, between Colt LLC and Macoupin Energy LLC, as lessee, as amended

•	Coal Mining Lease and Sublease (Unassigned Reserves) dated August 12, 2010, between Colt LLC and Macoupin Energy LLC, as lessee, as amended

•	Coal Mining Lease and Sublease dated August 12, 2010, between Colt LLC and Williamson Energy, LLC, as lessee, as amended

•	Coal Mining Lease (New Memphis/Monterey 2 Reserves) dated June 1, 2012, between Colt LLC and Macoupin Energy LLC, as amended

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